(15524/KAL)

                          PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT is made as of the 22nd day of February, 1995, by and between CABLE TV FUND 12- B, LTD., a Colorado limited partnership ("Seller"), and JONES INTERCABLE, INC., a Colorado corporation ("Buyer").

                                    RECITALS

         A. Seller owns and operates a cable television system in and around the Cities of Augusta, Blythe and Hephzibah, Georgia and the Counties of Burke, Columbia and Richmond, Georgia (the "System").

         B. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the System upon the terms and conditions set forth in this Agreement.

                                   AGREEMENT

         In consideration of the mutual promises contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, on the Closing Date (as defined in Paragraph 9 hereof), all of Seller's interest in the System and the Assets (as defined in Paragraph 2 hereof) then being transferred and sold pursuant hereto, free and clear of all security interests, liens, pledges, charges and encumbrances.

         2.      Assets.

         (a) The assets to be conveyed to Buyer hereunder shall consist of all of the assets and properties of Seller, whether real, personal, tangible or intangible, of whatever description and wherever located, now owned or used by Seller
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solely in connection with Seller's ownership or operation of the System, except those items excluded pursuant to subparagraph 2(b) hereof, but including all additions made between the date hereof and the Closing Date, to the end that all of Seller's assets owned on the Closing Date which are used or owned solely in connection with Seller's ownership or operation of the System shall be sold and transferred to Buyer. Such assets (collectively, the "Assets") shall include, without limitation:

                 (i) all of Seller's towers, tower equipment, antennas, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, earth satellite receive stations and related equipment, microwave equipment, testing equipment, motor vehicles, office equipment, furniture and fixtures, supplies, inventory and other physical assets owned or used by Seller solely in connection with Seller's ownership or operation of the System;

                 (ii) the franchises, leases, agreements, permits, consents, licenses and other contracts, pole line or joint pole agreements, underground conduit agreements, agreements for the reception or transmission of signals by microwave, easements, rights-of-way and construction permits, if any, and any other obligations and agreements between Seller and suppliers and customers, which are owned or used by Seller solely in connection with Seller's ownership and operation of the System, substantially all of which are listed on Exhibit A attached hereto;

                 (iii) the real property owned and used solely in connection with the System;

                 (iv) all accounts receivable of Seller arising in connection with the System;

                 (v) all engineering records, files, data, drawings, blueprints, schematics, maps, reports, lists and plans and processes owned or developed by or for Seller and intended for use solely in connection with the System;




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                 (vi)     all promotional graphics, original art work, mats,
plates, negatives and other advertising or related materials developed by or for Seller and intended for use solely in connection with the System; and

                 (vii) all of Seller's correspondence files, lists, records and reports concerning customers and prospective customers of the System, concerning television stations whose transmissions are or may be carried as a part of the System and concerning all dealings with Federal, state, and local regulatory agencies relating to the ownership or operation of the System, including all reports filed by or on behalf of Seller with the Federal Communications Commission (the "FCC") in connection with the System and any Statements of Account of the System filed by or on behalf of Seller with the United States Copyright Office in connection with the System;

provided however, that Seller shall not transfer to Buyer the licenses and agreements identified on Exhibit B attached hereto (the "Additional Agreements") until Seller has obtained the approval of the parties granting the Additional Agreements to such transfer, whereupon such Additional Agreements shall be deemed to be included in the assets to be transferred to Buyer pursuant to this Agreement.

         (b) The following properties and assets relating to the System and its business operations shall be retained by Seller and shall not be sold, assigned or transferred to Buyer:

                 (i)      cash or cash equivalents on hand or in banks;

                 (ii)     insurance policies and rights and claims thereunder;

                 (iii) all claims, rights and interest in and to any refunds for Federal, state or local income or other taxes or fees of any nature whatsoever for periods prior to the Closing Date, including without limitation, fees paid to the United States Copyright Office; and





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                 (iv)     assets disposed of in the normal course of business
or with the written consent of Buyer between the date hereof and the Closing
Date.

         3. Purchase Price. Subject to the adjustments to be made in accordance with Paragraph 4 hereof, the total purchase price for the Assets shall be One Hundred Forty-One Million Seven Hundred Eighteen Thousand and no/100's Dollars ($141,718,000.00) (the "Purchase Price"), which Purchase Price represents the average of three separate independent appraisals of the System. The Purchase Price shall be payable to Seller at Closing in cash, by cashier's check or by wire transfer of federal funds to a bank or banks designated by Seller.

         4. Adjustments. All adjustments provided for herein with respect to this transaction shall increase or decrease the Purchase Price, as appropriate, and shall be made as of the close of business (5:01 p.m., Eastern local time) on the Closing Date.

         (a) Rent, pole rents, franchise fees, taxes, power and utility fees and deposits, insurance premiums, licenses, customer prepayments and deposits, and other prepayments and amounts due shall be prorated and debited or credited to Seller or Buyer, as applicable. For purposes of adjustments made under this Paragraph 4(a), the subscriber accounts receivable which are due and payable for and with respect to the month in which the Closing takes place shall be prorated as of the Closing Date.

         (b) The Purchase Price shall be reduced by any accounts payable, accrued expenses and vehicle lease obligations for which Seller would otherwise be liable hereunder, but for which the obligation for payment is assumed by Buyer.





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         (c)     Seller and Buyer shall jointly determine the adjustments
required by this Paragraph 4 at the Closing. The net amount to which Buyer or Seller, as the case may be, is entitled pursuant hereto shall be thereupon paid by Buyer or Seller, as the case may be, by an adjustment to the Purchase Price. All adjustments made at Closing shall be tentative and shall be subject to final adjustment within 90 days after Closing.

         5. Assumption of Liabilities. Buyer shall assume and discharge all debts, liabilities and obligations of Seller arising with respect to periods subsequent to the Closing Date under any franchise, license, permit, lease, instrument or agreement transferred to Buyer hereunder and, with respect to periods prior to and including the Closing Date, and shall assume and discharge all obligations of Seller to the extent that the Purchase Price is reduced pursuant to Paragraph 4(b) hereof to reflect Buyer's assumption of such obligations; provided, however, that Buyer shall not assume the Additional Agreements until Seller has obtained the approval of the parties granting the Additional Agreements to Seller's transfer of the Additional Agreements to Buyer, whereupon the Additional Agreements shall be deemed to be included in the assets to be assumed by Buyer hereunder. Buyer shall indemnify and hold harmless Seller from and against any and all damages, costs, claims and expenses (the "Indemnifiable Claims") arising by reason of the ownership, operation or control of the System after the Closing Date; provided, however, that Buyer shall not indemnify and hold harmless Seller from any Indemnifiable Claims arising under Additional Agreements as a result of actions relating to any period before Seller has obtained the approval of the parties granting the





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Additional Agreements to Seller's transfer of the Additional Agreements to
Buyer. Anything herein to the contrary notwithstanding, there is hereby excluded from the assumed obligations, and Seller shall retain and discharge, and indemnify and hold Buyer harmless from and against, any and all Indemnifiable Claims to the extent they arise (a) out of any debt, liability or obligation arising with respect to periods prior to the Closing Date for which no reduction of the Purchase Price has been made pursuant to Paragraph 4(b) hereof, (b) out of any debt, liability or obligation arising under the Additional Agreements arising as a result of actions relating to any period before Seller has obtained the approval of the parties granting the Additional Agreements to Seller's transfer of the Additional Agreements to Buyer, and (c) any debt, liability or obligation of Seller not expressly assumed hereunder, whenever arising.

         6. Seller's Representations. Seller hereby represents and warrants to Buyer that:

         (a) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Colorado. Seller has all requisite partnership power and authority to own and operate its properties and to carry on its business as now and where being conducted.

         (b) All necessary consents and approvals have been obtained by Seller for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Seller has been duly and validly authorized and approved by all necessary action of Seller; provided, however, that the approval of the limited partners of Seller of the execution, delivery and performance of this Agreement





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has not been obtained as of the date hereof, but Seller will cause the Board of
Directors of the general partner of Seller to recommend that the limited partners grant such approval and will use its best efforts to obtain such approval, which must be received prior to the Closing. This Agreement is a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

         (c) Subject to the receipt of any required consents, Seller has full legal power, right and authority to sell and convey to Buyer legal and beneficial title to the Assets, and Seller's sale to Buyer shall transfer good and marketable title thereto, free and clear of all security interests, liens, pledges, charges and encumbrances of every kind.

         (d) The execution, delivery and performance of this Agreement by Seller will not violate any provision of law and will not, with or without the giving of notice or the passage of time, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under, any mortgage, agreement or other instrument to which Seller is a party or by which Seller, the Assets or the System are bound. The execution, delivery and performance of this Agreement by Seller will not result in the creation of any security interest, lien, pledge, charge or encumbrance upon the Assets or the System.

         7. Conditions Precedent to Buyer's Obligations. The obligations of Buyer under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         (a) All of the representations and warranties by Seller contained in this Agreement shall be true and correct in all material respects at and as of the





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Closing Date.  Seller shall have complied with and performed all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (b) Seller shall have delivered to Buyer such instruments, consents and approvals of third parties as are necessary to transfer the Assets to Buyer pursuant to this Agreement, including, without limitation, evidence of the approval by the limited partners of Seller of the execution, delivery and performance of this Agreement.

         (c) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been terminated or shall have expired.

         8. Conditions Precedent to Seller's Obligations. The obligations of Seller under this Agreement with respect to the purchase and sale of the Assets shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

         (a) The statutory waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired.

         (b) Seller shall have received the approval of the limited partners of Seller to the execution, delivery and performance of this Agreement.

         (c) Buyer shall have delivered the Purchase Price to Seller in accordance with Paragraph 3 hereof.





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         9.      Closing.  The closing hereunder (the "Closing") shall be held in the offices of Seller, 9697 E. Mineral Avenue, Englewood, Colorado 80112, on such date or dates as the parties hereto shall mutually agree (the "Closing Date"). At the Closing, all cash, checks, notes, deeds, bills of sale, certificates of title, assignments and assumptions and other instruments and documents referred to or contemplated by this Agreement shall be exchanged by the parties hereto.

         10. Brokerage. Seller represents and warrants to Buyer that Seller will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Seller's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Buyer represents and warrants to Seller that Buyer will be solely responsible for, and pay in full, any and all brokerage or finder's fees or agent's commissions or other like payment owing in connection with Buyer's use of any broker, finder or agent in connection with this Agreement or the transactions contemplated hereby. Each party hereto shall indemnify and hold the other party hereto harmless against and in respect of any breach by it of the provisions of this Paragraph 10.

         11.  Miscellaneous.

         (a) Buyer shall have the right, upon notice to Seller, to assign prior to the Closing Date, in whole or in part, its rights and obligations hereunder to any affiliate of Buyer, including, without limitation, any public limited partnership or partnerships of which Buyer or any affiliate of Buyer is a general partner or any joint venture or general partnership of which Buyer, or any affiliate of Buyer, or





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any of such public limited partnership or partnerships is a constituent partner, or to any subsidiary of Buyer or other entity controlled by, controlling or under common control with Buyer, or, subject to Seller's consent, to any other entity.

         (b) From time to time after the Closing Date, Seller shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale, deeds and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of Seller's right, title and interest in and to the Assets covered by this Agreement. Such efforts and assistance shall be without cost to Buyer.

         (c) This Agreement embodies the entire understanding and agreement among the parties concerning the subject matter hereof and supersedes any and all prior negotiations, understandings or agreements in regard thereto. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of Colorado. This Agreement may not be modified or amended except by an agreement in writing executed by both Buyer and Seller.

         (d) Any sales, use, transfer or documentary taxes imposed in connection with the sale and delivery of the Assets and the rights acquired by Buyer under this Agreement shall be paid by Buyer.





                            [EXECUTION PAGE FOLLOWS]





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         IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.


                                    SELLER:
                                    ------

                                    CABLE TV FUND 12-B, LTD. a
                                    Colorado limited partnership

                                    By:      Jones Intercable, Inc., a
                                             Colorado corporation, as its
                                             general partner

                                             By:     /s/ James B. O'Brien
                                                     -----------------------

                                             Title:  President
                                                     -----------------------



                                    BUYER:
                                    -----

                                    JONES INTERCABLE, INC.,
                                             a Colorado corporation

                                    By:      /s/ Elizabeth Steele
                                             -------------------------------

                                    Title:   Vice President
                                             -------------------------------





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
                                   EXHIBIT A
                  (Attached to and made a part of that certain
                    Purchase and Sale Agreement dated as of
                        February 22, 1995 by and between
                            Cable TV Fund 12-B, Ltd.
                          and Jones Intercable, Inc.)

                               Intangible Assets

FCC Licenses

1.       Business Radio (SMRS) License:  WNYU937
2.       Earth Station License:  E860298

Franchises

1.       City of Augusta, Georgia
2.       City of Blythe, Georgia
3.       County of Burke, Georgia
4.       County of Columbia, Georgia
5.       City of Hephzibah, Georgia
6.       County of Richmond, Georgia

Miscellaneous Agreements

1. Equipment Lease dated July 6, 1984, with Augusta Coca-Cola Bottling Company for Machine No. 5496, Model No. DN- 246, CAB. Serial No. 2107119.

2. Agreement dated August 31, 1994, with Flight Trac, Inc. for an aerial signal leakage survey.

3. Alarm System Agreements, all dated July 31, 1990, with Bowman Intrusion Detection Systems for Remote Site Nos. 1-9.

4. Agreement dated October 28, 1994, with Prather Contracting, Inc. for construction services.

5. Agreement for Consulting Services dated January 15, 1991, with Metronet Consulting, Inc.

6.       Agreement dated July 1, 1992, as amended, with ASI Market Research,
         Inc.

7. Agreement dated July 9, 1990, with American Society of Composers, Authors and Publishers for music-on-hold service.

8. Agreement Appointing Gurley's Supermarket as a Collection Agent to Receive Payments of the Company's Bills dated September 30, 1992.

9. Maintenance Agreement dated June 7, 1992, with Xerox Corporation for copier.

10. Customer Support Maintenance Agreement effective March 17, 1988, with International Business Machines Corporation for Rolm telephone system.

11. Maintenance Agreement dated April 22, 1988, with Modern Business Equipment, Inc. for typewriters.

12. Cable Distribution Agreement dated June 10, 1987, with Data Broadcasting Corporation for the transmission of data services.

13.      Sales and Audit Agreement dated July 15, 1994, with Cable Sales, Inc.

14. License to Use Service Observing Equipment Furnished by a Telephone Company (License No. 239, Docket No. 3823- U) granted to Cable TV Fund 12-B, Limited by the Georgia Public Service Commission on February 21, 1989 to monitor business-related contacts with the general public in order to improve customer service.

Pole Attachment Agreements

1. Agreement for Joint Use of Jefferson E.M.C. Poles for Television Antenna Service Attachments dated August 16, 1976, between Jefferson Electric Membership Corporation and Cablevision of Augusta, Inc. for Richmond County, Georgia; Letter dated June 24, 1985, consenting to transfer of the Agreement to Jones Intercable, Inc. or one or more of its affiliates.

Real Property Leases

1. Lease Agreement dated June 5, 1989, as amended, between Nancy G. Thomas and Ennis E. Thomas and Jones Intercable, Inc., as general partner of Cable T. V. Fund 12B Ltd., for a headend site.

2. Lease Agreement dated October 7, 1986, between The Board of Commissioners of Richmond County, Georgia and Cable TV Fund 12-B, Ltd. for a microwave antenna and headend site.





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




3. Lease Agreement dated October 8, 1986, as amended by Lease Renewal Agreement dated October 8, 1991, between Ronald George Swank and Cable T.V. Fund 12-B, Ltd. for a microwave receive site.

4. Lease Agreement dated June 5, 1989, as amended, between David M. Turner and Varena Turner and Jones Intercable, Inc., as general partner of Cable T.V. Fund 12B Ltd., for a tower site.

5. Lease Agreement dated February 10, 1990, as amended, between James C. Wallace and Cable TV Fund 12-B, Ltd. for a tower site.

6. Lease Agreement dated June 20, 1989, as amended, between Carl A. McGowan and Jones Intercable, Inc., as general partner of Cable T.V. Fund 12B, Ltd., for a tower site.

Service/Wiring Agreements

1.       Agreement dated May 9, 1985 to provide service to the Amida Motel.

2.       Agreement dated February 19, 1985 to provide service to the Augusta
         Inn.

3. Letter Agreement dated July 12, 1982 to provide service to Bon Air Life Care Center, Inc.

4.       Agreement dated April 19, 1979 to provide service to the Cardinal
         Motel.

5. Letter Agreement dated October 11, 1983 to provide service to Econo Lodge Washington Road.

6. Letter Agreement dated September 12, 1983 to provide service to Econo Travel Motor Hotel.

7.       Letter Agreement dated August 22, 1979 to provide service to Governors
         Place.

8.       Letter Agreement dated May 31, 1973 to provide service to Horne's
         Motor Lodge.

9. Cable Television Installation and Service Subscription Agreement dated December 1, 1988 to provide service to the Hunters Run Apartments.





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10.      Solicitation Mailing List Application dated July 8, 1986 to provide service to the VA Medical Center.

11. Cable Television Installation Agreement dated November 5, 1993 to provide service to Keg Pointe II Subdivision.

12. Letter Agreement dated August 22, 1979 to provide service to Master Economy Inn (Gordon Highway) and Master Economy Inn (Washington Road).

13. Letter Agreement dated June 25, 1982 to provide service to the Maxwell House Apartments.

14.      Agreement dated June 2, 1980 to provide service to the Medical Center
         Inn.

15. Letter Agreement dated January 11, 1978 to provide service to the Georgia War Veterans Home.

16. Letter Agreement dated March 24, 1975 to provide service to the Holiday Inn of Augusta (Holiday Inn South - Gordon Highway).

17. Letter Agreement dated March 16, 1982 to provide service to the Ramada Inn, Gordon Highway.

18.      Letter Agreement dated March 31, 1982 to provide service to Royal
         Palms Motel.

19.      Letter Agreement dated August 18, 1982 to provide service to St. John
         Towers.

20. Letter Agreement dated July 24, 1981 to provide service to St. Joseph Hospital.

21.      Agreement dated February 15, 1985 to provide service to the Telfair
         Inn.

22. Letter Agreement dated January 10, 1984 to provide service to The Courtyard by Marriott.

23.      Agreement dated October 8, 1984 to provide service to the Augusta
         Manor.

24. Cable Television Installation and Service Agreement dated October 15, 1992 to provide service to Spring House Apartments.

25.      Agreement dated July 1, 1983 to provide service to Centers West
         Villas.





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26.      Agreement dated August 24, 1984 to provide service to Cliff Channell
         Apartments.

27. Agreement dated September 15, 1983 to provide service to Damascus Woods Association.

28. Letter Agreement dated February 6, 1984 to provide service to the Glenwood Apartments.

29. Agreement dated May 26, 1983 to provide service to the Heart of Augusta Motel.

30. Agreement dated November 23, 1984 to provide service to the Oakwood Village Apartments.

31.      Agreement dated May 26, 1983 to provide service to the Oasis Motor
         Hotel.

32. Agreement dated November 8, 1983 to provide service to Old Petersburg Plantation.

33. Agreement dated November 23, 1984 to provide service to the Ramblewood Apartments.

34. Cable Television Installation Agreement dated March 1, 1989 to provide service to the Scarlett Oaks Apartments.

35. Cable Television Installation and Service Agreement dated July 24, 1992 to provide service to Heritage Apartments.

36. Cable Television Installation and Service Agreement dated July 24, 1992 to provide service to River Creek Apartments.

Wireline Crossing Agreements

1. Wireline Crossing Agreement (RE-90291) dated February 8, 1989, between CSX Transportation, Inc. and Jones Intercable, Inc. for a subgrade CATV cable crossing at a point 619 feet northeastwardly of Milepost YYG-5, at or near Augusta, Georgia.

2. Wireline Crossing Agreement (RE-92948) dated December 13, 1989, between CSX Transportation, Inc. and Jones Intercable, Inc. for a cable crossing at a point 4,329 feet southwardly of Milepost AK-460, at or near Augusta, Georgia.





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




3. Agreement No. 81171 dated March 8, 1973, as amended, between Seaboard System Railroad, Inc. and Cable TV Fund 12-B, Ltd. for two TV cables crossing right of way and main track at points 2,414 feet West of Milepost 3 and 878 feet West of Milepost 6 near Augusta, Georgia.

4. Agreement No. 81172 dated January 8, 1980, as amended, between Seaboard System Railroad, Inc. and Cable TV Fund 12-B, Ltd. for a TV cable crossing right of way at intersection of Fenwick and Eighth Streets, 9,855 feet East of Milepost 2, near Augusta, Georgia.

                                   EXHIBIT B
                  (Attached to and made a part of that certain
                    Purchase and Sale Agreement dated as of
                        February 22, 1995 by and between
                            Cable TV Fund 12-B, Ltd.
                          and Jones Intercable, Inc.)

                       Assets Not Transferred at Closing
                        (to be transferred automatically
                     upon receipt of third party consents)

Miscellaneous Agreements

1. Contract No. 0147428 dated February 28, 1994, with Wells Fargo Armored Service Corporation for armored car service.

2. Service Agreement dated October 28, 1993, with Jefferson-Pilot CO-OPPORTUNITIES for cable TV advertising services.

Pole Attachment Agreements

1. Pole Attachment Agreement dated January 14, 1991, between Georgia Power Company and Cable TV Fund 12-B, Ltd. for the City of Augusta, Georgia.

2. Pole Attachment Agreement dated January 14, 1991, between Georgia Power Company and Cable TV Fund 12-B, Ltd. for the unincorporated area of Columbia County, Georgia.

3. Pole Attachment Agreement dated January 14, 1991, between Georgia Power Company and Cable TV Fund 12-B, Ltd. for the unincorporated area of Richmond County, Georgia.

4. Pole Attachment Agreement dated October 28, 1986, between Planters EMC and Cable TV Fund 12-B, Ltd. for the City of Augusta, Georgia.

5. Agreement for Joint Use of Electric System Poles for Television Antenna Service Attachments dated January 15, 1986, as amended, between Oglethorpe Power Corporation and Cable TV Fund 12-B, Ltd.





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



6. License Agreement for Pole Attachments and/or Conduit Occupancy dated March 12, 1986, as amended, between BellSouth Telecommunications, Inc. d/b/a Southern Bell Telephone and Telegraph Company and Cable TV Fund 12- B, Ltd. for Augusta, Hephzibah and Martinez, Georgia plus unincorporated Burke, Columbia and Richmond Counties, Georgia.

Wireline Crossing Agreements

1. Wireline Crossing Agreement (RE-94004) dated May 10, 1990, between CSX Transportation, Inc. and Cable TV Fund 12-B, Ltd. for a CATV cable crossing at a point 2,263 feet southwest of Milepost YYG-8, at or near Augusta, Georgia.

2. Wireline Crossing Agreement (RE-90926) dated August 31, 1989, between CSX Transportation, Inc. and Cable TV Fund 12-B, Ltd. for a fiber optic cable crossing at a point 1,058 feet southwardly of Milepost YYG-1, at or near Augusta, Georgia.

3. Agreement dated July 18, 1991 between Central of Georgia Railroad Company and Cable TV Fund 12-B, Ltd. for an undergrade communications wire line at Milepost GF-243 minus 1300 feet, at or near Augusta, Georgia.

4. Agreement dated June 14, 1991 between Central of Georgia Railroad Company and Cable TV Fund 12-B, Ltd. for an aerial CATV cable crossing at Milepost GF-236 plus 1597 feet, at or near Hephzibah, Georgia.





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